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                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC 20549

                                    FORM 12B-25

                                                 Commission File Number 33-24537

                            NOTIFICATION OF LATE FILING

       (Check One): /X/ Form 10-K / / Form 11-K / / Form 20-F / / Form 10-Q / / Form N-SAR
        For Period Ended:           March 31, 1998
                         -------------------------------------------------------
/ / Transition Report on Form 10-K               Transition Report on Form 10-Q
/ / Transition Report on Form 20-F               Transition Report on Form N-SAR
/ / Transition Report on Form 11-K
        For the Transition Period Ended: ---------------------------------------

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
        If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:-------------------------
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                                       PART I
                               REGISTRANT INFORMATION

Full name of registrant     Century Pacific Tax Credit Housing Fund II
                       ---------------------------------------------------------
Former name if applicable
                                    Not Applicable
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Address of principal executive office (STREET AND NUMBER)
                                      1925 Century Park East, Suite 1760
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City, state and zip code              Los Angeles, California  90067
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                                      PART II
                              RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)
     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                                      PART III
                                     NARRATIVE

     Registrant's accountants required additional time to complete the audit of registrant's financial statements. A letter from registrant's accountants is attached to this form as Exhibit 1.


                                      PART IV
                                 OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

      Essie Safaie                    310                   208-1888
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     (NAME)                        (AREA CODE)         (TELEPHONE NUMBER)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no, identify reports(s)?
                                                               /X/ Yes    / / No
     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               / / Yes    /X/ No
     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Century Pacific Tax Credit Housing Fund II
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                    (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  June 30, 1998               By:  CENTURY PACIFIC CAPITAL II CORPORATION,
                                        General Partner


                                   By:    /s/ Essie Safaie
                                        -------------------------------------
                                          Essie Safaie
                                          Chief Financial Officer